COUNT ON MHM

October 17, 2007

Email Delivery

To Members of the Audit Committee
(Tung Kuen Tsui, Che Kin Lui, and David Peter Wong)
China Precision Steel, Inc.
8th Floor, Teda Building
87 Wing Lok Street
Sheng Wan, Hong Kong, People's Republic of China

Re: Notice of Intent to Resign

Dear Members,

We hereby provide notice that Murrell, Hall, McIntosh & Co PLLP declines to stand for reappointment by China Precision Steel, Inc. (the "Company") as its independent auditors for the fiscal year ending June 30, 2008. We further advise the Company that our resignation will be effective upon completion of our review of the Company's financial statements for the quarter ended September 30, 2007 and the filing of the related quarterly report on Form 10-Q.

Our resignation arises from policy changes within our organization and is not due to any disagreement with the Company or its management. We confirm that there are no "Reportable Events," as defined in Item 304(a)(v) of Regulation S-K as promulgated by the United States Securities and Exchange Commission, in connection with our resignation.

Please be advised that the Company is required to file a Form 8-K within four business days of receipt of this letter notifying the Company of our intent to resign.

Very truly yours,

Charles A. Gray

Charles A. Gray – Audit Partner
Murrell, Hall, McIntosh & Co., PLLP

CAG; rlm